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                                                                     EXHIBIT 4.3

                     AMENDED AND RESTATED INFORMATION AND
                         REGISTRATION RIGHTS AGREEMENT

     THIS AMENDED AND RESTATED INFORMATION AND REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made as of April 6, 1998, by and among TERAYON COMMUNICATION SYSTEMS, a California corporation (the "Company"), the individuals and entities listed on Schedule A hereto (collectively, the "Investors"), and the persons listed on Schedule B hereto (collectively, the "Founders").

                                   RECITALS

     A. Certain of the Investors (the "Prior Investors") were parties to that certain Amended and Restated Information and Registration Rights Agreement dated as of December 26, 1997 by and among the Company and the Prior Investors (the "Prior Agreement"), pursuant to which the Company granted such Prior Investors certain registration rights, information rights, rights of participation and certain other rights set forth in the Prior Agreement;

     B. In connection with the Company's issuance of Series F Preferred Stock pursuant to the Series F Preferred Stock Purchase Agreement dated as of the date hereof by and among the Company and Shaw Communications Inc. ("New Investor"), the Company and the Prior Investors wish to amend and replace the Prior Agreement with this Agreement and to include New Investor as a party to this Agreement; and

     C.  New Investor desires to become a party to this Agreement.

     In consideration of the mutual covenants set forth herein, the parties hereto agree that the Prior Agreement shall be amended and replaced with this Agreement and the parties hereto agree as follows:

     1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

         (a) "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act (as hereinafter defined).

         (b) "CONVERTIBLE SECURITIES" shall mean securities of the Company convertible into or exchangeable for Registrable Securities, including the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and any other securities of the Company convertible into or exchangeable for Registrable Securities included in this Agreement pursuant to Section 12.

         (c) "FORM S-3" shall mean Form S-3 issued by the Commission or any substantially similar form then in effect.

         (d) "FOUNDERS' STOCK" shall mean all Common Stock of the Company held by the Founders as of the date of this Agreement, and any Common Stock issued or issuable with

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respect to such Common Stock upon any recapitalizations, stock splits, stock dividends or similar distributions.

         (e) "HOLDER" shall mean any holder of outstanding Registrable Securities which have not been sold to the public, but only if such holder is an Investor (or, solely with regard to Sections 7, 11 and 14, a Founder) or an assignee or transferee of registration rights as permitted by Section 17.

         (f) "INITIATING HOLDERS" shall mean the Holders who in the aggregate hold at least:

                (i) fifty percent (50%) of the Registrable Securities that consist of Common Stock of the Company issued or issuable upon conversion of the Company's Series A Preferred Stock purchased by or issued to the Investors,

                (ii) fifty percent (50%) of the Registrable Securities that consist of Common Stock of the Company issued or issuable upon conversion of the Company's Series B Preferred Stock purchased by or issued to the Investors,

                (iii) fifty percent (50%) of the Registrable Securities that consist of Common Stock of the Company issued or issuable upon conversion of the Company's Series B-1 Preferred Stock purchased by or issued to the Investors,

                (iv) fifty percent (50%) of the Registrable Securities that consist of Common Stock of the Company issued or issuable upon conversion of the Company's Series C Preferred Stock purchased by or issued to the Investors,

                (v) fifty percent (50%) of the Registrable Securities that consist of Common Stock of the Company issued or issuable upon conversion of the Company's Series D Preferred Stock purchased by or issued to the Investors,

                (vi) fifty percent (50%) of the Registrable Securities that consist of Common Stock of the Company issued or issuable upon conversion of the Company's Series E Preferred Stock purchased by or issued to the Investors, or

                (vii) fifty percent (50%) of the Registrable Securities that consist of Common Stock of the Company issued or issuable upon conversion of the Company's Series F Preferred Stock purchased by or issued to the Investors.

in each case including Common Stock issued pursuant to recapitalizations, stock splits, stock dividends and similar distributions with respect to such shares, and any securities of the Company granted registration rights pursuant to
Section 12 of this Agreement, and provided that such shares have not previously been sold to the public.

         (g) "MATERIAL ADVERSE EVENT" shall mean an occurrence having a consequence that either (a) is materially adverse as to the business, properties, prospects or financial condition of the Company or (b) is reasonably foreseeable, has a reasonable likelihood of occurring, and, if it

                                       2.
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were to occur, would materially adversely affect the business, properties, prospects or financial condition of the Company.

         (h) The terms "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act ("Registration Statement"), and the declaration or ordering of the effectiveness of such Registration Statement.

         (i) "REGISTRABLE SECURITIES" shall mean all Common Stock of the Company issued or issuable upon conversion of the Company's Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock purchased by or issued to the Investors, including Common Stock issued pursuant to recapitalizations, stock splits, stock dividends and similar distributions with respect to such shares, and any securities of the Company granted registration rights pursuant to Section 12 of this Agreement, provided that such shares have not previously been sold to the public. For purposes of the registration rights granted to holders of Company securities pursuant to Section 7 hereof and for purposes of the obligations imposed upon holders of Registrable Securities under Sections 11 and 14, but not for the definition of Initiating Holders or for purposes of Section 18.6, "Registrable Securities" shall include Founders' Stock.

         (j) "REGISTRATION EXPENSES" shall mean all expenses incurred in complying with Sections 6 or 7 of this Agreement, including, without limitation, all federal and state registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed ten thousand dollars ($10,000) of a single special counsel for the Holders, blue sky fees and expenses, and the expense of any special audits or other accounting-related fees incident to or required by any such registration, other than Selling Expenses.

         (k) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         (l) "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement, as well as fees and disbursements of legal counsel for the selling Holders, except as to legal fees and expenses otherwise provided for pursuant to Section 1(j) of this Agreement.

     2.  INFORMATION RIGHTS.

         2.1 FINANCIAL STATEMENTS. The Company shall deliver to the Investors as soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, an audited consolidated balance sheet of the Company as of the end of such year and audited consolidated statements of income, stockholders' equity and cash flows for such year, which year-end financial reports shall be in reasonable detail and shall be prepared in accordance with generally accepted accounting principles and be accompanied by the opinion of independent public accountants of recognized standing selected by the Board of Directors of the Company.

                                       3.

         2.2 ADDITIONAL INFORMATION. As long as an Investor holds not less than the lesser of (i) 100% of the Convertible Securities and/or Registrable Securities originally acquired by such Investor or (ii) 120,000 shares of Convertible Securities and/or Registrable Securities, as adjusted for recapitalizations, stock splits, stock dividends and the like, the Company will deliver to such Investor as soon as practicable after the end of each fiscal quarter, and in any event within 30 days thereafter, (i) consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such quarter; (ii) consolidated statements of income and cash flow for such quarter and for the current fiscal year to date, including a comparison between the actual quarterly financial statements and the projected figures for such quarterly periods; and (iii) a statement of stockholders' equity as of the end of such fiscal quarter and a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the number of shares of Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for shares of Common Stock and the exchange ratio or exercise price applicable thereto, all in sufficient detail as to permit the Investor to calculate its percentage equity ownership in the Company.

     3. INSPECTION. The Company shall permit each Investor holding the number of shares set forth in Section 2.2 hereof, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by each such Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3 to provide any information which it reasonably considers to be a trade secret or confidential information, unless the Investor requesting such information has executed a form of confidentiality agreement acceptable to the Company.

     4.  RIGHT TO MAINTAIN INTEREST.  The Company hereby grants to each
Investor the right to purchase its Pro Rata Amount (as defined below) of any New Securities (as defined in this Section 4) that the Company may, from time to time, propose to sell and issue. The Company may, at its election, sell such Investor its Pro Rata Amount of New Securities at the initial closing of the sale of New Securities or at a subsequent closing, which shall take place within 90 days of the initial closing. An Investor's Pro Rata Amount shall be the ratio of (i) the number of issued and outstanding shares (on an as-converted basis) of Convertible Securities and/or Registrable Securities held by such Investor immediately prior to the initial closing of the sale of such New Securities to (ii) the total number of shares of Common Stock of the Company outstanding (on an as-converted basis) immediately prior to the initial closing of the sale of such New Securities, including all outstanding securities convertible into, exchangeable for or exercisable for Common Stock on an as-converted or exercised basis (including but not limited to the Convertible Securities and outstanding options exercisable for Common Stock). This right to maintain interest shall be subject to the following provisions:

         (a) "NEW SECURITIES" shall mean any capital stock of the Company, whether or not now authorized, any rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" does not include (i) securities issuable upon exercise or conversion of securities outstanding as of the date of this Agreement; (ii) the Series F Preferred Stock (or the Common Stock issuable upon conversion thereof); (iii) securities issued pursuant to an underwritten public offering pursuant to an effective Registration Statement; (iv) securities issued pursuant to the

                                       4.
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Company's acquisition of another corporation by merger, purchase of substantially all assets or other reorganization; (v) securities issued to employees, officers, directors or consultants of the Company pursuant to plans and arrangements approved by the Board of Directors; (vi) securities issued in connection with equipment lease financing arrangements, credit agreements or other commercial transactions approved by the Board of Directors; (vii) securities issued pursuant to a corporate strategic partner transaction involving the license of technology, establishment of a joint venture, research and development agreement, product development or marketing agreement, or other similar arrangement; and (viii) securities issued in connection with any stock split, stock dividend or recapitalization of the Company.

         (b) In the event the Company issues New Securities, it shall give each Investor written notice before such issuance or within ten (10) days thereafter, describing the type of New Securities, the price and number of shares and the general terms upon which the Company proposes to issue or issued the same. Each Investor shall have ten (10) business days from the date of receipt of any such notice to agree to purchase up to the amount of New Securities equal to the Investor's Pro Rata Amount of such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company at the initial closing of the sale of New Securities or, at the Company's election, at a subsequent closing within ninety (90) days of the initial closing.

         (c) In the event an Investor fails to exercise in full the right to maintain its interest within said ten (10) day period as set forth in Section 4(b) above, the Company shall have ninety (90) days thereafter to sell additional amounts of New Securities respecting which the Investor's option was not exercised, at the price and upon the terms specified in the Company's notice. The Company shall not issue or sell any additional amounts of New Securities after the expiration of such 90-day period without first offering such securities to the Investors in the manner provided above.

         (d) The right of participation set forth in this Section 4, including the notice provisions relating thereto, may be waived, as to the holders of each series of Preferred Stock, by the holders of more than fifty percent (50%) of the then-outstanding shares of such series of Preferred Stock.

     5. TERMINATION OF COVENANTS. Except as otherwise provided herein, the covenants of the Company set forth in Sections 2, 3 and 4 shall be terminated and be of no further force or effect upon the closing of the Company's initial public offering of its Common Stock at an aggregate offering price to the public of $10,000,000 or more (prior to deduction of underwriter commissions and offering expenses) pursuant to a Registration Statement filed by the Company under the Securities Act ("IPO").

     6.  DEMAND REGISTRATION.

         6.1 REQUEST FOR REGISTRATION ON FORM OTHER THAN FORM S-3. Subject to the terms of this Agreement, in the event that the Company shall receive from the Initiating Holders at any time six (6) months after the effective date of the IPO, a written request that the Company effect any Registration with respect to all or a part of the Registrable Securities on a Form other than Form S-3 for an offering covering the registration of Registrable Securities having a reasonably anticipated aggregate offering price to the public in excess of five million dollars ($5,000,000), the

                                       5.

Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, and in any event within ninety (90) days of such request, use its best efforts to effect registration of the Registrable Securities specified in such request, together with any Registrable Securities of any Holder joining in such request as are specified in a written request given within twenty (20) days after written notice from the Company. The Company shall not be obligated to take any action to effect any such registration pursuant to this Section 6.1 within ninety (90) days of the effective date of a registration initiated by the Company. The Company shall be obligated to take action to effect only one such registration requested by the Initiating Holders described in Section 1(f)(i), one such registration requested by the Initiating Holders described in Section 1(f)(ii), one such registration requested by the Initiating Holders described in Section 1(f)(iii), one such registration requested by the Initiating Holders described in Section 1(f)(iv), one such registration requested by the Initiating Holders described in Section 1(f)(v), one such registration requested by the Initiating Holders described in
Section 1(f)(vi) and one such registration requested by the Initiating Holders described in Section 1(f)(vii) where such registrations have been declared effective and, if underwritten, have closed.

         6.2  RIGHT OF DEFERRAL OF REGISTRATION ON FORM OTHER THAN FORM S-3.
If the Company shall furnish to all such Holders who joined in the request pursuant to Section 6.1 a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for any registration to be effected as requested under Section 6.1, the Company shall have the right to defer the filing of a Registration Statement with respect to such offering for a period of not more than six (6) months from delivery of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period.

         6.3 REQUEST FOR REGISTRATION ON FORM S-3. Subject to the terms of this Agreement, in the event that the Company receives from Holders a written request that the Company effect any registration on Form S-3 (or any successor form to Form S-3, regardless of its designation) at a time when the Company is eligible to register securities on Form S-3 (or any successor form to Form S-3, regardless of its designation) for an offering of Registrable Securities the reasonably anticipated aggregate offering price to the public of which would exceed $1,000,000 the Company will promptly give written notice of the proposed registration to all the Holders and will, as soon as practicable, use its best efforts to effect registration of the Registrable Securities specified in such request, together with all or such portion of the Registrable Securities of any Holder joining in such request as are specified in a written request delivered to the Company within thirty (30) days after written notice from the Company of the proposed registration.

         6.4 REGISTRATION OF OTHER SECURITIES IN DEMAND REGISTRATION. Any Registration Statement filed pursuant to the request of the Initiating Holders under this Section 6 may, subject to the provisions of Section 6.5, include securities of the Company other than Registrable Securities.

         6.5  UNDERWRITING IN DEMAND REGISTRATION.

              6.5.1 NOTICE OF UNDERWRITING. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 6, and the Company

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shall include such information in the written notice referred to in Section 6.1 or 6.3. The right of any Holder to registration pursuant to Section 6.1 shall be conditioned upon such Holder's agreement to participate in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder with respect to such participation and inclusion).

              6.5.2 INCLUSION OF OTHER HOLDERS IN DEMAND REGISTRATION. If the Company, officers or directors of the Company holding Common Stock other than Registrable Securities or holders of securities other than Registrable Securities, request inclusion in such registration, the Initiating Holders, to the extent they deem advisable and consistent with the goals of such registration and subject to the allocation provisions of Section 6.5.4 below, shall, on behalf of all Holders, offer to any or all of the Company, such officers or directors and such holders of securities other than Registrable Securities, that such securities other than Registrable Securities be included in the underwriting and may condition such offer on the acceptance by such persons of the terms of this Section 6.

              6.5.3 SELECTION OF UNDERWRITER IN DEMAND REGISTRATION. The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into and perform its obligations under an underwriting agreement in usual and customary form with the representative of the underwriter or underwriters (the "Underwriter's Representative") selected for such underwriting by the Holders of a majority of the Registrable Securities being registered by the Initiating Holders and consented to by the Company (which consent shall not be unreasonably withheld).

              6.5.4 MARKETING LIMITATION IN DEMAND REGISTRATION. In the event the Underwriter's Representative advises the Initiating Holders in writing that market factors (including, without limitation, the aggregate number of shares of Common Stock requested to be registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the registration) require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders in proportion, as nearly as practicable, to the number of shares held by such Holder at the time of filing the Registration Statement; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities (including those proposed to be included by the Company) are first entirely excluded from the underwriting. No Registrable Securities or other securities excluded from the underwriting by reason of this
Section 6.5.4 shall be included in such Registration Statement.

              6.5.5 RIGHT OF WITHDRAWAL IN DEMAND REGISTRATION. If any Holder of Registrable Securities, or a holder of other securities entitled (upon request) to be included in such registration, disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders delivered at least seven
(7) days prior to the effective date of the Registration Statement. The securities so withdrawn shall also be withdrawn from the Registration Statement.

         6.6 BLUE SKY IN DEMAND REGISTRATION. In the event of any registration pursuant to this Section 6, the Company will exercise its best efforts to register and qualify the

                                       7.
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securities covered by the Registration Statement under such other securities or
Blue Sky laws of such jurisdictions as the Holders shall reasonably request and as shall be reasonably appropriate for the distribution of such securities; provided, however, that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

     7.  PIGGYBACK REGISTRATION.

         7.1 NOTICE OF PIGGYBACK REGISTRATION AND INCLUSION OF REGISTRABLE SECURITIES. Subject to the terms of this Agreement, in the event the Company decides to register any of its Common Stock (either for its own account or the account of a security holder or holders exercising their respective demand registration rights) on a form that would be suitable for a registration involving Registrable Securities, the Company will: (i) promptly give each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws) and (ii) include in such registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to the Company by any Holder within twenty (20) days after delivery of such written notice from the Company.

         7.2  UNDERWRITING IN PIGGYBACK REGISTRATION.

              7.2.1 NOTICE OF UNDERWRITING IN PIGGYBACK REGISTRATION. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 7.1. In such event the right of any Holder to registration shall be conditioned upon such underwriting and the inclusion of such Holder's Registrable Securities in such underwriting to the extent provided in this Section 7. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement with the Underwriter's Representative for such offering. The Holders shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 7.

              7.2.2 MARKETING LIMITATION IN PIGGYBACK REGISTRATION. In the event the Underwriter's Representative advises the Holders seeking registration of Registrable Securities pursuant to this Section 7 in writing that market factors (including, without limitation, the aggregate number of shares of Common Stock requested to be registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the registration) require a limitation of the number of shares to be underwritten, the Underwriter's Representative may:

                     (a) in the case of the Company's initial public offering, exclude some or all Registrable Securities from such registration and underwriting; and

                     (b) in the case of any registered public offering subsequent to the Company's initial public offering, limit the number of shares of Registrable Securities to be included in such registration and underwriting to not less than twenty-five percent (25%) of the total amount of securities included in such registration.

                                       8.

In such event, the Underwriter's Representative shall so advise all Holders and the number of shares of Registrable Securities that may be included in the registration and underwriting (if any) shall be allocated among all Holders of Registrable Securities that desire to participate in the registration in proportion, as nearly as practicable, to the number of Registrable Securities held by such Holder at the time of filing of the Registration Statement. The number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities (other than those to be sold by the Company) are first entirely excluded from the underwriting. No Registrable Securities or other securities excluded from the underwriting by reason of this
Section 7.2.2 shall be included in such Registration Statement.

              7.2.3 WITHDRAWAL IN PIGGYBACK REGISTRATION. If any Holder, or a holder of other securities entitled (upon request) to be included in such registration, disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter delivered at least seven (7) days prior to the effective date of the Registration Statement. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

         7.3 BLUE SKY IN PIGGYBACK REGISTRATION. In the event of any registration of Registrable Securities pursuant to Section 7, the Company will exercise its best efforts to register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions as the Holders shall reasonably request and as shall be reasonably appropriate for the distribution of such securities; provided, however, that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

     8. EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with seven registrations pursuant to Section 6.1, up to four registrations on Form S-3 pursuant to Section 6.3, and all registrations pursuant to Section 7 shall be borne by the Company. All Registration Expenses incurred in connection with any other registration, qualification or compliance shall be apportioned among the Holders and other holders of the securities so registered on the basis of the number of shares so registered. Notwithstanding the above, the Company shall not be required to pay for any expenses of Holders in connection with any registration proceeding begun pursuant to Section 6.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (which Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities of the Initiating Holders agree to forfeit the right of such Initiating Holders to one demand registration pursuant to Section 6.1; provided further, however, that (i) if at the time of such withdrawal, the Holders have learned of a Material Adverse Event with respect to the condition, business or prospects of the Company not known to the Holders at the time of their request or (ii) such withdrawal is made after a deferral of such registration by the Company pursuant to Section 6.2, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 6.1. All Selling Expenses shall be borne by the holders of the securities registered pro rata on the basis of the number of shares registered.

     9. REGISTRATION PROCEDURES. The Company will keep each Holder whose Registrable Securities are included in any registration pursuant to this Agreement advised as to the initiation and completion of such registration. At its expense the Company will: (a) use its best efforts to keep

                                       9.

such registration effective for a period of 180 days or until the Holder or Holders have completed the distribution described in the Registration Statement relating thereto, whichever first occurs; (b) furnish such number of prospectuses (including preliminary prospectuses) and other documents as a Holder from time to time may reasonably request; (c) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; and
(d) notify each Holder of Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

     10. INFORMATION FURNISHED BY HOLDER. It shall be a condition precedent of the Company's obligations under this Agreement that each Holder of Registrable Securities included in any registration furnish to the Company such information regarding such Holder and the distribution proposed by such Holder or Holders as the Company may reasonably request.

     11. INDEMNIFICATION.

         11.1 COMPANY'S INDEMNIFICATION OF HOLDERS. To the extent permitted by law, the Company will indemnify each Holder, each of its officers, directors and constituent partners, legal counsel for the Holders, and each person controlling such Holder, with respect to which registration, qualification or compliance of Registrable Securities has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter against all claims, losses, damages or liabilities (or actions in respect thereof) to the extent such claims, losses, damages or liabilities arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or other document (including any related Registration Statement) incident to any such registration, qualification or compliance, or are based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law, applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance; and the Company will reimburse each such Holder, each of its officers, directors and constituent partners, and legal counsel, each such underwriter, and each person who controls any such Holder or underwriter, for any legal and any other expenses reasonably incurred, as incurred, in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the indemnity contained in this Section 11.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if settlement is effected without the consent of the Company (which consent shall not unreasonably be withheld); and provided, further, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon any untrue statement or omission based upon written information furnished to the Company by such Holder, its officers, directors, constituent partners, or legal counsel,

                                      10.

underwriter, or controlling person and stated to be for use in connection with the offering of securities of the Company.

         11.2 HOLDER'S INDEMNIFICATION OF COMPANY. To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected pursuant to this Agreement, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company's securities covered by such a Registration Statement, each person who controls the Company or such underwriter within the meaning of the Securities Act, and each other such Holder, each of its officers, directors and constituent partners and each person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document (including any related Registration Statement) incident to any such registration, qualification or compliance, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by such Holder of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law, applicable to such Holder and relating to action or inaction required of such Holder in connection with any such registration, qualification or compliance, and will reimburse the Company, such Holders, such directors, officers, partners, persons, law and accounting firms, underwriters or control persons for any legal and any other expenses reasonably incurred, as incurred, in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use in connection with the offering of securities of the Company; provided, however, that each Holder's liability under this Section 11.2 shall not exceed such Holder's proceeds from the offering of securities made in connection with such Registration; and provided, further, that the indemnity contained in this
Section 11.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if settlement is effected without the consent of the Holder (which consent shall not unreasonably be withheld).

         11.3 INDEMNIFICATION PROCEDURE. Promptly after receipt by an indemnified party under this Section 11 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 11, notify the indemnifying party in writing of the commencement thereof and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense of such claim, jointly with any other indemnifying party similarly noticed; provided, however, that the indemnifying party shall be entitled to select counsel for the defense of such claim with the approval of any parties entitled to indemnification, which approval shall not be unreasonably withheld; provided further, however, that if either party reasonably determines that there may be a conflict between the position of the Company and the Investors in conducting the defense of such action, suit or proceeding by reason of recognized claims for indemnity under this Section 11, then counsel for such party shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interest of such party. The failure to notify an indemnifying

                                      11.

party promptly of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 11, but the omission so to notify the indemnifying party will not relieve such party of any liability that such party may have to any indemnified party otherwise other than under this Section 11.

     12. LIMITATIONS ON REGISTRATION RIGHTS GRANTED TO OTHER SECURITIES. From and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company providing for the granting to such holder of any registration rights unless such rights are subordinate to the registration rights set forth herein, except that, with the consent of the Holders of fifty percent (50%) of the aggregate of the Convertible Securities and Registrable Securities then outstanding, additional holders may be added as parties to this Agreement with regard to any or all securities of the Company held by them. Any such additional parties shall execute a counterpart of this Agreement, and upon execution by such additional parties and by the Company, shall be considered an Investor for all purposes of this Agreement. The additional parties and the additional Registrable Securities shall be identified in an amendment to Schedule A hereto.

     13. REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Investors the benefits of Rule 144 and any other rule or regulation of the Commission that may at any time permit an Investor to sell securities of the Company to the public without registration or pursuant to a Registration on Form S-3, the Company agrees to:

         (a) make and keep public information available, as those terms are defined in Rule 144, at all times after ninety (90) days after the effective date of the first Registration Statement filed by the Company for the offering of its securities to the general public;

         (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

         (c) furnish to any Investor, so long as such Investor owns any Convertible Securities or Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Investor of any rule or regulation of the Commission which permits the selling of any such securities without registration.

     14. MARKET STAND-OFF. Each Holder hereby agrees that, if so requested by the Company and the Underwriter's Representative (if any), such Holder shall not sell or otherwise transfer (other than to donees who agree to be similarly bound) any Registrable Securities or other securities of the Company during the one hundred eighty (180) day period following the effective date of a Registration Statement of the Company filed under the Securities Act; provided that such restriction shall only apply to the first two Registration Statements of the Company to become effective which

                                      12.

include securities to be sold on behalf of the Company to the public in an underwritten offering; and provided, further, that all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

     15. CONVERSION OF PREFERRED STOCK. The registration rights of the Holders of the Registrable Securities set forth in this Agreement are conditioned upon the conversion of the Registrable Securities with respect to which registration is sought into Common Stock prior to the closing date of the public offering effected pursuant to such Registration Statement.

     16. TERMINATION OF REGISTRATION RIGHTS. The right to cause the Company to register securities granted by the Company to the Investors under the Agreement shall terminate as to each Investor on the earlier of (a) seven (7) years after the date of the closing of the Company's initial public offering of its securities or (b) such time as such Investor owns less than one percent (1%) of the outstanding stock of the Company and is free to sell all of such stock to the public pursuant to Rule 144 (including Rule 144(k)).

     17. TRANSFER OF RIGHTS. The rights to information under Sections 2 and 3, the right of first refusal set forth in Section 4 and the registration rights of the Investors set forth in Sections 6, 7, 8 and 9 may be assigned by any Holder to a transferee or assignee of any Convertible Securities or Registrable Securities not sold to the public acquiring at least the lesser of (i) 100% of the Convertible Securities and/or Registrable Securities originally acquired by such Holder or (ii) 120,000 shares of such Holder's Convertible Securities or Registrable Securities (equitably adjusted for any recapitalizations, stock splits, combinations and the like) or acquiring all of the Convertible Securities and Registrable Securities held by such Holder if transferred to a single entity; provided, however, that (i) the Company must receive written notice prior to the time of said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such information and registration rights are being assigned and (ii) the transferee or assignee of such rights must not be a person deemed by the Board of Directors of the Company to be a competitor or potential competitor of the Company. Notwithstanding the limitation set forth in the foregoing sentence respecting the minimum number of shares that must be transferred, any Holder may transfer such Holder's Registration rights to any subsidiary, parent, affiliate, general partner or limited partner of such Holder (or may transfer to their heirs in the case of individuals) without restriction as to the number or percentage of shares acquired by any such entity (or heirs).

     18. MISCELLANEOUS.

         18.1 ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement constitutes the entire contract between the Company, the Investors and the Founders relative to the subject matter hereof. Any previous agreement between the Company and the Investors or the Founders concerning information rights, rights of first refusal or registration rights is superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

         18.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

                                      13.

         18.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         18.4 HEADINGS. The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

         18.5 NOTICES. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or five (5) days after deposit in the United States mail, by first class mail, postage prepaid, or upon sending if sent by commercial overnight delivery service addressed (i) if to the Company, as set forth below the Company's name on the signature page of this Agreement and (ii) if to an Investor or a Founder, at such Investor's or Founder's address as set forth in the Company's shareholder records, or at such other address as the Company or such Investor or Founder may designate by ten (10) days advance written notice to the Investors and Founders or to the Company, respectively.

         18.6 AMENDMENT OF AGREEMENT. Except as otherwise specifically provided herein, any provision of this Agreement may be amended and any obligations of the Company and the rights of the Holders under this Agreement may be waived by a written instrument signed by the Company and by persons holding more than fifty (50%) of the then-outstanding Convertible Securities and Registrable Securities (calculated on an as-converted basis).

         18.7 AGGREGATION OF STOCK. All Convertible Securities and Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

         18.8 SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

                                      14.

     IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Information and Registration Rights Agreement as of the day and year first above written.

COMPANY:

TERAYON COMMUNICATION SYSTEMS

By:____________________________________________
       Zaki Rakib
       Chief Executive Officer


Address:  2952 Bunker Hill Lane
          Santa Clara, CA 95054


FOUNDERS:


____________________________________            ________________________________
SHLOMO RAKIB                                    ZAKI RAKIB


INVESTORS:


____________________________________
Signature


Name:_______________________________

By:_________________________________

Its:________________________________





                             AMENDED AND RESTATED
                      INFORMATION AND REGISTRATION RIGHTS

                                  SCHEDULE A

                                   INVESTORS

Attractor LP
Attractor Dearborn Partners LP
Attractor Institutional LP, Inc.
BancAmerica Robertson Stephens
Bayview Investors, Ltd.
CDC - Valeurs de Croissance
Cisco Systems, Inc.
Clariden Bank
GC&H Investments
Globo Radio and Television Network International Co.
Kistler Associates
Korea Technology Banking Corporation
Gary M. Lauder
Lauder Partners
Closefire Ltd.
Sequoia Capital VI
Sequoia 1995
Sequoia 1997
Sequoia Technology Partners VI
Sequoia XXIV
Shaw Communications Inc.
Sierra Ventures V, L.P.
SQP 1997
Stanford University
Sumitomo Corporation
Tower Financial Ltd.
Walden-Israel Ventures, L.P.
Walden-SBIC, L.P.
Walden Technology Ventures II, L.P.
WPG Enterprise Fund II, L.P.
Weiss, Peck & Greer Venture Associates III, L.P.





                             AMENDED AND RESTATED
                      INFORMATION AND REGISTRATION RIGHTS

                                  SCHEDULE B

                                   FOUNDERS

Shlomo Rakib

Zaki Rakib












                             AMENDED AND RESTATED
                      INFORMATION AND REGISTRATION RIGHTS